EXHIBIT 99.2
------------



FOR IMMEDIATE RELEASE


Contact:    Raymond Martz, Director of Finance/Investor Relations
            --Bethesda +301/941-1516



                    LASALLE HOTEL PROPERTIES TO BECOME
                      SELF-MANAGED BEGINNING IN 2001


      BETHESDA, MD, NOVEMBER 15, 2000 -- LaSalle Hotel Properties
(NYSE: LHO) today announced its Board of Trustees has voted to become a self-managed Real Estate Investment Trust (REIT), beginning January 1, 2001. This decision was reached together with the full support of the executive management team and Jones Lang LaSalle Incorporated (NYSE: JLL), the current advisor. The entire management team will continue to manage LaSalle Hotel Properties under this new self-managed structure.

      In conjunction with this change, Stuart Scott, Chairman of the Board of Trustees for LaSalle Hotel Properties and Chairman and Chief Executive Officer of Jones Lang LaSalle, will step down as Chairman for LaSalle Hotel Properties effective January 1, 2001. Jon Bortz, President and Chief Executive Officer of LaSalle Hotel Properties and a current Trustee, will assume the Board Chairman position at that time. All Trustees, including Mr. Scott, will continue to serve for their elected terms.

      It is anticipated the change to the self-managed structure will be earnings neutral for LaSalle Hotel Properties in 2001 and positive in succeeding years.

      "We elected to become self-managed so our shareholders can realize additional long-term benefits now that the Company has established a solid reputation in the marketplace and the necessary infrastructure is in place," said Don Washburn, Trustee and Chairman of the Compensation, Contract and Governance Committee for LaSalle Hotel Properties. "We appreciate the support and expertise that Jones Lang LaSalle has provided as our advisor since the Company went public in 1998. In addition, we are very pleased that the entire management team and staff will continue in their same positions under the new structure."

      LaSalle Hotel Properties was created in 1998 from a combination of various partnerships in which Jones Lang LaSalle and certain of its investment management clients held interests. The Company was formed to continue and expand the hotel investment activities of Jones Lang LaSalle. Since its initial public offering, LaSalle Hotel Properties has served as the exclusive vehicle for Jones Lang LaSalle's hotel investment activities in the United States with Jones Lang LaSalle providing external advisory services to the Company.

      "We committed to the shareholders of LaSalle Hotel Properties that we would assist in an orderly transition when it became apparent that their interests would be best served by changing to a self-managed structure," said Mr. Scott, Chairman and Chief Executive Officer of Jones Lang LaSalle.

"LaSalle Hotel Properties has reached that critical point. We continue to believe that the external advisory structure is extremely beneficial in the early stages of a new company's development, but with its current infrastructure, this Company can now continue to prosper without ongoing assistance from an external advisor."



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LASALLE HOTEL PROPERTIES TO BECOME SELF-MANAGED BEGINNING IN 2001 - Add one



      The Company headquarters will continue to be in Bethesda, MD. All employees who currently work for LaSalle Hotel Advisors, the Jones Lang LaSalle entity that serves as the external advisor, will become employees of LaSalle Hotel Properties, effective January 1, 2001. The Company will pay $600,000 for transition services including assistance in the development of human resources and information technology systems, transferring of accounting systems, waiving the renewal notice, and providing support and advice through the first quarter of 2001. Additionally, LaSalle Hotel Properties will purchase their current office furniture, fixtures, equipment and leasehold improvements at book value.

      "Our executive management team is very excited about this opportunity and the long-term prospects for LaSalle Hotel Properties to continue to be a leader in the hotel REIT sector," said Mr. Bortz. "In our view, this is the next logical step for our Company. Thanks to the help and support of Jones Lang LaSalle, we have developed the expertise and systems to continue to be successful as a self-managed company. In the future, we look forward to working with Jones Lang LaSalle when opportunities present themselves."

      LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust which owns 13 upscale and luxury full-service hotels, totaling approximately 5,300 guest rooms in 13 markets in 11 states. LaSalle Hotel Properties is focused on investing in upscale and luxury full-service hotels located in urban, resort and convention markets.

The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Le Meridien Hotels & Resorts, Marriott International, Inc., Radisson Hotels International, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts and Hyatt Hotels Corporation.

      Jones Lang LaSalle is the world's leading real estate services and investment management firm with more than $21.5 billion of assets under management and operating across more than 100 key markets on five continents.



      Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of the Company to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Quantitative and Qualitative Disclosure About Market Risk" and elsewhere in the Company's annual report on Form 10-K for the year ended December 31, 1999, under "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Quantitative and Qualitative Disclosure About Market Risk", and elsewhere in the Company's quarterly report(s) on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and
September 30, 2000, under "Certain Relationships and Related Transactions" in the Company's proxy statement with respect to the annual meeting of shareholders on May 17, 2000, under "Risk Factors" and elsewhere in the Company's Registration Statement (333-77371) and in other periodic reports


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LASALLE HOTEL PROPERTIES TO BECOME SELF-MANAGED BEGINNING IN 2001 - Add two



filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Company expectations or results, or any change in events.



Contacts:
---------
Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
      --+301/941-1516
Magnes Welsh, Public Relations, Jones Lang LaSalle
      --+312/228-2471



          For additional information, please visit LHO's web site
                           www.lasallehotels.com

       For additional information, please visit Jones Lang LaSalle's web site at www.joneslanglasalle.com







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